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Exhibit 14.1

March 2004

GREAT LAKES DREDGE & DOCK CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

        Great Lakes Dredge & Dock Corporation's (together with its subsidiaries, "Great Lakes" or the "Company") success has been a result of not only the expertise and experience of its people, but also its reputation as a fair and ethical business partner. Operating with a strong sense of ethics, honesty and integrity is critical to maintaining trust and credibility with its customers, suppliers, employees, communities, owners and lenders.

        It is the Company's policy to comply with all applicable laws, including, without limitation, employment, discrimination, heath, safety, antitrust, securities and environmental laws. All officers and employees of the Company ("Employees") are expected to adhere to the highest standards of business ethics and to conduct themselves and the Company's business in a manner that will protect the Company's reputation and retain the respect of all who associate with the Company.

        As the business environment becomes increasingly complex, the following Code of Business Conduct and Ethics (the "Code") is intended to outline what you and the Company must do to comply with laws and regulations.

        Management is responsible for making sure that proper attention is given to, and that controls are in place for, promoting compliance with the Code and the specific Company policies addressing each area. However, every Employee is required to be familiar with the Code. Employees who fail to abide by these Company policies will face corrective action, up to and including termination from the Company. Certain laws and regulations have attained more prominence than others and are specifically referenced in this Code. However, the fact that the Code does not specifically address other laws is not intended to lessen the requirement for compliance with all applicable laws, rules and regulations. The Company depends on you to use your intelligence, common sense, and good business judgment to apply the principles of good ethics and integrity in each situation you encounter.

        If you are uncertain regarding any of these policies or encounter any ethical questions in the course of your work, you should consult your supervisor and/or the Company's Compliance Officer, Deborah A. Wensel.

TABLE OF CONTENTS

Employee-Related Policies

1.
Equal Employment Opportunity and Affirmative Action

2.
Harassment-Free Workplace

3.
Health and Safety

4.
Drug and Alcohol Policy

5.
Proper Use of Company Assets

6.
E-Mail, Network and Internet Access

7.
Conflicts of Interest and Corporate Opportunities

8.
Gifts and Fair Dealing

9.
Political Contributions and Activities

10.
Payments to Government Officials

11.
Propriety and Confidential Information

12.
External Communications

13.
Accurate Record-Keeping and Reporting/Internal Controls

14.
Compliance with Laws in General

15.
Integrity

General Business Policies and Practices

16.
Environmental

17.
Compliance with Anti-Trust Laws

18.
Doing Business Internationally

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Foreign Corrupt Practices Act

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Antiboycott Laws

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International Sanctions

Compliance with the Code of Business Conduct and Ethics

Contact Persons Identified in the Code of Business Conduct and Ethics

Equal Employment Opportunity and Affirmative Action

        It is a fundamental policy of Great Lakes not to discriminate on the basis of race, color, religion, sex, national origin, age, disability or status as Vietnam era or special disabled veteran with respect to recruitment, hiring, training, promotion and other terms and conditions of employment. Further, it is the Company's policy to take affirmative action, where appropriate, to recruit, hire, and promote qualified minorities, women, the disabled, and Vietnam era and special disabled veterans. In addition, the Company complies with all applicable federal, state, and local laws with respect to these matters.

Harassment-Free Workplace

        Great Lakes and its affiliated companies are committed to maintaining a work environment in which individuals are treated with respect and dignity. Each individual has the right to work in an environment which promotes equal employment opportunities and is free of unlawful discrimination in any form, including sexual harassment and harassment based upon race, national origin, religion, disability, age or any other protected characteristic. The Company's policy applies to all persons who are employed by, or conduct business with the Company, whether as managers, crew personnel, office staff or third parties.

        Pursuant to this policy, no form of workplace harassment will be tolerated. To that end, the Company will respond promptly to complaints of workplace harassment and where it is determined that inappropriate conduct has occurred, the Company will act promptly to eliminate the conduct and impose such corrective action as is necessary, including disciplinary action where appropriate. For copies of the Company's Workplace Harassment Policy, please contact the Benefits Administrator.

Health and Safety

        Great Lakes is committed to providing the safest possible working conditions for its Employees and to protecting the health and safety of the public in all of its facilities, ashore and afloat. To affirm its commitment, the Company shall endeavor to comply with all applicable current occupational health, safety, and environmental laws and regulations, and to develop the best feasible operations, procedures, technologies and programs.

        The Company, through its managers and supervisors, is committed to working closely with Employees to maintain a safe, healthful workplace and to protect the public. However, primary responsibility for health and safety lies with each individual Employee. In recognition of this, the Company requires Employees to strictly follow all health and safety policies and procedures and to abide by all applicable laws and regulations. For a list of the Company's health and safety policies, please contact the Benefits Administrator or the Safety Manager. Employees should immediately notify a supervisor or manager of any work hazards that come to their attention.

Drug and Alcohol Policy

        All Employees have the right to work in a safe and healthy working environment, free of the risks and dangers associated with drug and alcohol abuse. It is the policy of Great Lakes and its subsidiaries to prohibit Employees and contractors from engaging in any of the following activities:

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  Reporting to work or being on duty while under the influence of a controlled substance or alcohol.

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  Manufacturing, distributing, dispensing, possessing or using controlled substances, alcohol, or drug paraphernalia in or about any workplace area, or in Company-supplied vehicles or vessels.

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  Pursuing any behavior while off duty or off company premises in any manner which may adversely affect the individual's work performance, his or her own or others' safety at work, or the Company's regard or reputation in the community.

        For a copy of the Company's Drug and Alcohol Policy, please contact the Benefits Administrator or Risk Manager.

Proper Use of Company Assets

        Company funds and all other assets of the Company are for company purposes only and not for personal benefit. When an Employee's position requires spending company funds or incurring reimbursable travel and living expenses, the Employee is expected to use good judgment on the Company's behalf to ensure that all expenditures incurred are fair and reasonable in the circumstances and in accordance with all Company policies and procedures.

        The Company's facilities, equipment, vehicles and supplies are to be used only for conducting company business or associated purposes specifically authorized by management. This applies to all equipment and supplies, including computers, software, and other office supplies and equipment. All Employees should protect the Company's corporate assets and ensure their efficient use.

E-Mail, Voicemail, Network and Internet Access

        All Employees are required to use the Company's communication resources responsibly, professionally, ethically, and lawfully. All communications systems are the property of Great Lakes and may only be used for approved purposes. Users are permitted access to the communications systems to assist them in the performance of their jobs. Occasional, limited, appropriate personal use of the communications systems is permitted if the use does not (1) interfere with the user's work performance; (2) interfere with any other user's work performance; (3) have undue impact on the operation of the system; or (4) violate any other provision of this policy, or any other policy, guideline, or standard of the Company. You should not have an expectation of privacy in anything you create, store, send, or receive on the Company's communications systems. The nature of communications systems is such that unapproved access can and does occur. Accordingly, use caution in selecting material for transmission. Without notice, Great Lakes may review any material created, stored, sent, or received in its network or through the Internet or any other Company communication system.

        Use of computer resources for any of these activities is strictly prohibited:

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  Sending, receiving, downloading, displaying, printing, or otherwise disseminating material that is sexually explicit, profane, obscene, harassing, fraudulent, racially offensive, defamatory, or otherwise unlawful.

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  Disseminating or storing commercial or personal advertisements, solicitations, promotions, destructive programs (that is, viruses or self-replicating code), political information, or any other unauthorized material.

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  Using or copying software in violation of a license agreement or copyright.

        In handling the Company's information or information owned by a third party and/or licensed by the Company, Employees should comply with copyright laws, computer software licensing agreements, and relevant Company policy. Information technology representatives can provide advice and assistance in protecting computer-based information in accordance with the Company's policies on information security.

Conflicts of Interest and Corporate Opportunities

        Employees are expected to perform their duties in a way that does not conflict with the best interests of the Company. Employees, and their immediate families, must avoid any action or business relationship that may create a conflict between their own interests and those of the Company. Conflicts of interest include interference, including apparent interference, with the best interests of the Company as a result of private interest. A conflict of interest may arise in any situation where an Employee or member of his or her immediate family has a direct or indirect financial interest in any concern competing with, or having current or prospective dealings with the Company, such as a supplier or prospective supplier of goods or services. If you question the propriety of any relationship or situation that you think may present a conflict of interest, it should be brought to the attention of the Compliance Officer or Senior Management.

        Employees owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises. Employees are prohibited from taking for themselves personally (including for the benefit of family members or friends) opportunities that are discovered through the use of Company assets, property, information or position without the consent of the Company's board of directors. No Employee may use Company assets, property, information, or position for improper personal gain (including for the gain of family members or friends), and no Employee may compete with the Company directly or indirectly.

Gifts and Fair Dealing

        Employees should deal honestly and fairly with suppliers and customers and should award the Company business based on quality, service, and competitive pricing. To avoid the appearance of improper influence, no Employee, or member of an Employee's immediate family, should accept any gift of more than token value, irrespective of whether such gift would have any such influence. Such gifts have the appearance of impropriety. It is also inappropriate to accept loans or unusual hospitality (excesses in meals, refreshment, or entertainment) from suppliers or customers. Similarly, it is inappropriate for any Employee, or any member of an Employee's immediate family, to give any gift of more than token value to any supplier or customer in order to receive business or any other potential benefits for the Company. If there is any question as to whether a gift has more than "token value" or one or more acts constitute "unusual hospitality," contact your supervisor for clarification. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Political Contributions and Activities

        Great Lakes encourages its Employees to become involved in civic affairs and to participate in the political process. However, Employees' participation and involvement must be on an individual basis, on their own time, and at their own expense. Unless authorized, Employees who participate in partisan political activities should not suggest or state that they speak or act for the Company. In the United States, federal law prohibits corporations from donating corporate funds, goods or services (including Employees' work time), directly or indirectly, to candidates for federal offices. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions, and similar laws exist in other countries.

Payments to Government Officials

        Employees should not make any payment to any government official for the purpose of obtaining or retaining business. Any other payments made to government officials should be approved in advance by management and recorded in the Company's financial records.

Proprietary and Confidential Information

        Employees must not disclose or use the Company's confidential or proprietary information, except when disclosure or use is authorized by the Company or required by laws or regulations. Confidential or proprietary information includes all non-public information relating to the Company's business, including but not limited to trade secrets, processes, formulas, data, know-how, improvements, techniques, business forecasts, plans and strategies, information concerning customers and suppliers, equipment or overhead rates, project estimates, and estimating formulas including equipment production and procedure formats. The obligation of an Employee to preserve confidential information continues after employment with the Company ends. Employees must also respect and safeguard the confidential information of others.

        Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of their regular corporate duties and in compliance with applicable laws and any confidentiality agreements to which the Company may be a party or otherwise subject to. This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by the media, analysts or others. It is important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Company's Compliance Officer.

External Communications

        Great Lakes has a responsibility to ensure that all information made available to the general public is full, fair, accurate, timely and understandable. Therefore, all information prepared for distribution to government entities (such as filings with the U.S. Securities and Exchange Commission or reports to governmental agencies for claim or audit situations), for publication in trade or industry journals, for publication on the company's internet site, or for public distribution via any other means should be reviewed and approved by senior management prior to distribution.

Accurate Record Keeping and Reporting/Internal Controls

        All Employees with supervisory duties should establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure safeguarding of the company's assets and accuracy of its business records and reports. This includes operating information such as production data and safety information, as well as financial information, such as payroll data and working fund disbursements. The Company has established and adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established accounting policies and procedures must be followed to assure the complete and accurate recording of all transactions. All Employees, within their areas of responsibility, are expected to adhere to these procedures.

        If an Employee becomes aware of any improper transaction or accounting practice concerning the resources of the Company, he or she should report the matter immediately to his or her supervisor or to the Company's Compliance Officer. There will be no retaliation against Employees who disclose questionable accounting or auditing matters.

Compliance with Laws in General

        Employees of the Company are required to comply with all applicable governmental laws, rules and regulations wherever the Company does business. Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. Whenever you have questions or concerns about the legality of an action, you are responsible for checking with Senior Management or the Company's Outside Legal Counsel.

Integrity

        If you become aware of an ethics problem or any illegal behavior, it is your responsibility as a Great Lakes Employee to promptly report it your supervisor and/or the Company's Compliance Officer.

Environmental

        Great Lakes is a marine dredging and demolition services company and recognizes that its operations are in environmentally and ecologically sensitive areas. The Company is dedicated to continual, aggressive improvement in its operations, in order to minimize environmental hazards and reduce the potential for environmental incidents to an absolute minimum. The Company recognizes its responsibility to work with the public, the government and others in the fulfillment of this task.

        It is Great Lake's policy that in the event of any incident that involves the discharge of oil or other harmful substances from a vessel or at a land-based operation, the first priority should be the safety of the crew, other individuals involved and the equipment, together with taking immediate action to avoid pollution of the environment. The Company is obliged to ensure that its Employees respond to an accidental spill as efficiently and professionally as possible, not only in the interest of the Company, but also for the good of the general public and the environment.

        Great Lakes' environmental commitment is evidenced by the following principles:

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  Accident prevention, safety and environmental protection are a priority in its business planning, in the overall conduct of the Company's business, and the operation and maintenance of its vessels and facilities.

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  Company programs that address education, training, and communication of environmental policies and procedures are continually updated, with emphasis on the importance of strict compliance with Federal, State and Local laws and regulations.

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  Emergency response plans are maintained that will facilitate swift response to any Health, Safety or Environmental incident in order to minimize damage to the environment, property and life.

        The Company is dedicated to environmental responsibility and will follow all applicable environmental laws and regulations. Where laws do not exist or are inadequate, the Company will establish and follow its own standards consistent with this commitment to environmental responsibility. Employees have an obligation to promptly alert management to any work-related actions that threaten the environment.

Compliance with Anti-Trust Laws

        Competitive bidding is a primary aspect of Great Lakes' business and Great Lakes is committed to fair and open competition in markets around the world. The various antitrust and competition laws of the United States, individuals states, and other jurisdictions in which the Company operates clearly require that competitors develop their cost and pricing data and all other aspects of their bids independently and without collaboration with any other bidders. Violations can result in substantial money damages and criminal penalties for both the Company and the individuals involved. Therefore, the Company will not use any information from a competitor in the formulation of its bids. No director, officer or Employee of the Company shall discuss any bid with any competitor or the possibility of a joint bid, joint venture, or subcontract relationship with a competitor prior to the bid opening, unless a prior approval is obtained from legal counsel to the Company. Compliance with the antitrust laws is not only a legal obligation, but also essential to the continued success of the Company. Great Lakes believes in and is dedicated to the free enterprise system. The continued growth of the Company is dependent upon a free marketplace in which it can vigorously compete.

        In complying with this policy, it is important not only to avoid potential antitrust violations, but also any behavior that could be construed as improper. Employees should exercise due care in any situations where competitors may be present to avoid violating these laws. Company personnel should avoid even their mere presence at discussions of an improper nature and should immediately and unequivocally disassociate themselves from such discussions. Communications or correspondence should never be conducted in a concealed or surreptitious manner, or contain language which could be misunderstood. Misunderstandings should be avoided, and corrected where necessary. If any doubt exists whether a particular action is consistent with the law or company policy, Senior Management or Outside Legal Counsel should be promptly consulted.

Doing Business Internationally

        As Great Lakes conducts a portion of its business in the international marketplace, it is the Company's policy that all international business relationships will be conducted in compliance with all applicable laws, including but not limited to the following:

Foreign Corrupt Practices Act

        The Foreign Corrupt Practices Act (FCPA) is a U.S. law that prohibits the offer or payment of money or anything of value to foreign officials, foreign political parties, officials or candidates, for the purpose of influencing them to misuse their official capacity to obtain, keep, or direct business or to gain any improper advantage. The prohibition applies both to offers and payments made directly by the Company, and to those made through intermediaries, such as partners, agents, consultants and family members.

        It is imperative that the Company be a good corporate citizen in each of the jurisdictions in which it does business and it is inconsistent with this Code to make such improper inducements. As with other laws, it is the Company's policy that Employees comply with not only the letter of the law but also with the spirit of the law. All Employees shall refrain from any acts which are prohibited by the FCPA. Compliance with the provisions and requirements of the FCPA will be evaluated and monitored by Outside Legal Counsel.

        The FCPA does not prohibit facilitating or expediting payments for certain routine governmental actions ordinarily and commonly performed by foreign officials. Facilitating or expediting payments must be strictly controlled and every effort must be made to eliminate or minimize such payments. Since it is difficult to determine the legality of such payments, legal counsel to the Company should be consulted in all instances where such payments are contemplated.

        Moreover, since it is often difficult to determine the legality of such payments under both U.S. and local law, a facilitating or expediting payment may be made only if the payment has been approved in advance by Outside Legal Counsel, even if the payment is sanctioned by local authorities and is consistent with local custom. Any approval will be given only after it has been determined that such payment is consistent with the Company's policies and with applicable law. If doubt exists as to the legality of any such payment, the matter should be referred to Outside Legal Counsel.

Antiboycott Laws

        U.S. antiboycott laws prohibit the Company from complying with or supporting a country's boycott of a country that is a permissible trade partner with the U.S. For instance, the antiboycott laws would prohibit the company from complying with the Arab League boycott of Israel, by excluding Israeli companies from participating in the company's procurement of goods and services for a project in a boycotting Arab nation. U.S. law requires companies to report to the U.S. government in some instances if you are requested to take action which would be illegal under the antiboycott laws or subject to tax penalties under U.S. tax law. Employees should contact Senior Management before commencing any work in, or entering into any agreement regarding the conduct of business in, a country other than the U.S.

Export Control Laws and International Sanctions

        The U.S. government uses economic sanctions and trade embargoes to further various foreign policy and national security objectives, such as regulation of international transfers of certain equipment or technology. The Company must abide by all economic sanctions and export laws, whether they apply to foreign countries, political organizations or particular foreign individuals and entities

Use of Agents

        It is the policy of the Company to use sales representatives, agents, consultants and distributors (collectively, "Representatives") in instances where, on the basis of sound business judgment and considering the customer country environment, it is deemed necessary and appropriate to supplement the Company's own sales efforts. The Company's policy with respect to the use of Representatives is the following:

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  Representatives are selected solely on the basis of merit. A Representative may not be retained to do things that are prohibited by any of the Company's policies or this Code.

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  Each Representative must be carefully selected and evaluated before it is retained by the Company. It is the responsibility of the appropriate manager, in consultation with appropriate counsel, to conduct the due diligence.

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  The approval of Senior Management is required prior to the retention of any new, renewed or revised Representative.

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  No oral agreements or arrangements are to be made with any Representative. Each arrangement with a Representative must be in writing and in accordance with the model form of agreement approved by Outside Legal Counsel unless deviation from such form of agreement has been approved in advance by Senior Management or Outside Legal Counsel. (A copy of the Model Foreign Business Agent's Agreement can be obtained from the Company's Executive Secretary.)

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  Commissions or other compensation should be in amounts that are reasonable and customary in relationship to the services provided. Commissions and other payments must be properly reflected in the Company's records, books of account and financial statements. No payments may be made in cash or to third persons or to bank accounts that are not in the Representative's name. No payments may be made in a country other than the country of the Representative's residence or where the services are rendered without Senior Management's approval.

Compliance with the Code of Business Conduct and Ethics

        All Employees have a responsibility to understand and follow the Code of Business Conduct and Ethics. However, no policy can anticipate every situation that may arise. Accordingly, this Code is not meant to be all-inclusive, but rather is intended to serve as a source of guiding principles and to encourage communication and dialogue between Employees and supervisors concerning standards of conduct addressed in the Code. A violation of this Code, or the ethics principles which underlie it, may result in disciplinary action, up to and including the possible termination from employment with the company, without additional warning. Employees should keep in mind the following steps when applying the Code to particular situations:

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  Make sure you have all the facts. In order to reach the right solutions, we must be fully informed.

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  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use good judgment and common sense, if something seems unethical or improper, it probably is.

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  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem or situation.

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  Discuss the problem with your supervisor or manager or the Company's Compliance Officer. This is the basic guidance for all situations. In many cases, your supervisor or manager will be more knowledgeable about the situation and circumstances. Remember that it is the responsibility of your supervisor and your manager to help solve problems. Employees who believe that Great Lakes' standards are not being practiced are required to report the circumstances to their supervisors, manager, or the Company's Compliance Officer, Deborah A. Wensel.

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  You may report violations of this Code or accounting or auditing concerns without fear of retaliation. All submissions to the Company's Compliance Officer for this Code will be handled in a responsible manner and in compliance with applicable law. The Company does not permit retaliation of any kind against Employees for good faith reports of violations of this Code or accounting or auditing concerns.

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  Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Contact Persons identified in this Code of Business Conduct and Ethics:

Senior Management:
Douglas B. Mackie, President and Chief Executive Officer (630-574-3014)
Richard M. Lowry, Executive Vice President and Chief Operating Officer (630-574-2900)
Deborah A. Wensel, Senior Vice President and Chief Financial Officer (630-574-2948)

Compliance Officer—Deborah A. Wensel (630-574-2948)

Benefits Administrator—Maureen Kinn (630-574-3454)

Safety Manager—Glenn D. Thomas (630-574-2926)

Risk Manager—Mark R. Thomas (630-574-3017)

Executive Secretary—Susan M. Williams (630-574-3016)

Outside Legal Counsel—Winston & Strawn, specifically Duane Kelly (312-558-5764)

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GREAT LAKES DREDGE & DOCK CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS
TABLE OF CONTENTS